Exhibit 3.4

1. Name of corporation:

TIME ASSOCIATES, INC.      C20927-2000

2. The articles have been amended as follows:

ARTICLE ONE
NAME

THE NAME OF THE CORPORATION IS:

HEALTHIENT, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    64.05%

4. Effective date of filing:

5. Signature:

/s/ Katherine West     11/09/2010
President